Certificate Number                              Number of Preferred Securities
   **P-1**                                                           1,250,000

                              CUSIP NO. 124296 20 3

                   Certificate Evidencing Preferred Securities
                                       of
                              BVBC Capital Trust I

                     _____% Cumulative Preferred Securities
                (liquidation amount $8.00 per Preferred Security)

      BVBC Capital Trust I, a statutory business trust created under the laws of the State of Delaware (the "Trust"), hereby certifies that Cede & Co. (the "Holder") is the registered owner of One Million Two Hundred Fifty Thousand (1,250,000) preferred securities of the Trust representing undivided beneficial interests in the assets of the Trust and designated the _____% Cumulative Preferred Securities (liquidation amount $8.00 per Preferred Security) (the "Preferred Securities"). The Preferred Securities are transferable on the books and records of the Trust, in person or by a duly authorized attorney, upon surrender of this certificate duly endorsed and in proper form for transfer as provided in Section 5.04 of the Trust Agreement (as defined below). The designations, rights, privileges, restrictions, preferences, and other terms and provisions of the Preferred Securities are set forth in, and this certificate and the Preferred Securities represented hereby are issued and shall in all respects be subject to the terms and provisions of, the Amended and Restated Trust Agreement of the Trust dated as of __________, 2000, as the same may be amended from time to time (the "Trust Agreement"), including the designation of the terms of Preferred Securities as set forth therein. The Holder is entitled to the benefits of the Preferred Securities Guarantee Agreement entered into by Blue Valley Ban Corp., a Kansas corporation, and Wilmington Trust Company, as guarantee trustee, dated as of ______________, 2000 (the "Guarantee"), to the extent provided therein. The Trust will furnish a copy of the Trust Agreement and the Guarantee to the Holder without charge upon written request to the Trust at its principal place of business or registered office. Upon receipt of this certificate, the Holder is bound by the Trust Agreement and is entitled to the benefits thereunder.

      IN WITNESS WHEREOF, the Administrative Trustees of the Trust have executed this certificate this _____ day of ___________, 2000.

                                   BVBC CAPITAL TRUST I



                                    By:________________________________________
                                       Robert D. Regnier, Administrative Trustee




                                    By:________________________________________
                                       Mark A. Fortino, Administrative Trustee




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